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                                                                EXHIBIT 99.h(xx)

                              INDEMNITY AGREEMENT

         This Agreement is made effective the 13th day of January, 2004, by and between Wachovia Bank, National Association ("Wachovia") and American AAdvantage High Yield Bond Fund, a series of the American AAdvantage Funds ("Lender").

         WHEREAS, pursuant to a Securities Lending Agency and Collateral Management Agreement dated January 3rd, 2004 entered into between Lender, and Metropolitan West Securities, LLC. ("Met West") as Lending Agent, ("Securities Lending Agreement"), MetWest agreed to provide indemnification against loss due to borrower default; and

         WHEREAS, Wachovia has acquired MetWest; and

         WHEREAS, Wachovia provides, as part of its usual and customary services in connection with securities lending for its customers, indemnification against lender loss due to borrower default.

         NOW, THEREFORE, the parties hereto, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, agree to permit MetWest to provide Lender, through Wachovia, indemnification against loss due to borrower default in accordance with the following provisions:

         1. In the event a borrower under the applicable Bond Market Association Master Securities Loan Agreement ("Securities Loan Agreement") fails to return loaned securities because it is the subject of a bankruptcy, insolvency, reorganization, liquidation, receivership, conservatorship or similar event (collectively, "Bankruptcy Event"), then Wachovia shall, at its expense (subject to the succeeding paragraphs hereof and subject to any provisions regarding the Lender's liability for principal losses associated with any investment of cash collateral) and within 1 business day of the Bankruptcy Event as determined by Wachovia (the "Indemnity Triggering Date"), credit Lender's account in United States dollars with the difference (where a positive number) ("Indemnifiable Amount") between (A) the market value of such loaned securities on the Indemnity Triggering Date (including, in the case of debt securities, accrued, but unpaid interest and, in the case of equity securities, dividends or distributions declared but not paid or remitted to Lender) and (B) the market value of the related collateral which shall be (i) in the case of loans collateralized solely by cash collateral, the greater of the market value of the cash collateral on the date of initial pledge as adjusted for any subsequent marks-to-market to the Indemnity Triggering Date and the market value of the proceeds of cash collateral investments on the Indemnity Triggering Date, (ii) in the case of loans collateralized solely by securities collateral, the greater of the market value of such collateral on the business day immediately preceding the Indemnity
Triggering Date and on the Indemnity Triggering   Date,   and   (iii)   in   the
case   of   loans   collateralized   solely   by

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letters of credit, the respective available undrawn amounts on the Indemnity
Triggering Date. Where a loan is collateralized by more than one type of collateral, the aggregate market value of collateral securing such loan (for the purpose of computing the Indemnifiable Amount) shall be the sum of the market values for each relevant type of collateral. Market value shall be determined by Wachovia, where applicable, by utilizing recognized pricing services or dealer price quotations.

         2. In lieu of paying Lender the Indemnifiable Amount as provided above, Wachovia may, at its sole option and expense, purchase for Lender's account ("Buy-In") on the Indemnity Triggering Date for settlement in the normal course replacement securities of the same issue, type, class, and series as that of the loaned securities, provided, however, that if Wachovia effects a Buy-In, Lender agrees that, to the extent of such Buy-In, Wachovia shall be subrogated to, and Lender shall assign and be deemed to have assigned to Wachovia, all of Lender's rights in, to and against the borrower (and any guarantor thereof) in respect of such loan, any collateral pledged by the borrower in respect of such loan (including any letters of credit and the issuers thereof), and all proceeds of such collateral. In the event that Lender receives or is credited with any payment, benefit or value from or on behalf of the borrower in respect of rights to which Wachovia is subrogated as provided herein, Lender shall promptly remit or pay to Wachovia the same (or, where applicable, its United States dollar equivalent).

         3. Wachovia shall not be liable to the Lender or any third party for any loss occasioned by reason of action taken or omitted to be taken by Wachovia hereunder or in connection herewith, except insofar as such loss is occasioned by Wachovia's negligence or willful misconduct. The Lender agrees to reimburse Wachovia for all losses, damages, taxes (other than income taxes on any fee paid to Wachovia) and costs and expenses (including, without limitation, costs incurred as a result of proceeding against any collateral upon a default by a borrower and all amounts paid in the settlement of claims or satisfaction of judgments and legal fees) which may arise out of (i) any action taken by
Wachovia pursuant to this Agreement or otherwise upon the instructions of the Lender (except insofar as such losses, damages, taxes and expenses are incurred as a result of Wachovia's negligence or willful misconduct) or (ii) the failure by the Lender to fulfill the terms of any loan or any agreement relating thereto, including this Agreement and any Securities Lending Agreement, including without limitation, a failure by the Lender to give timely
notification       to       Wachovia       or       MetWest       of any sale or
change in availability of Available Securities as required by the Securities Lending Agreement.
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         In Witness Whereof, the parties hereto have executed this Agreement the day and year first above written:

         Wachovia Bank, National Association

         By: ___________________________